CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-138109) of our report dated April 16, 2007 relating to the financial statements, which appears in Acorn Factor Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated April 16, 2007 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman
Certified Public Accountants
A member of PricewaterhouseCoopers International Limited

Tel Aviv, Israel
September 18, 2007